Exhibit 99.1

FirstBank Names Aimee Hamilton Chief Risk Officer

NASHVILLE, Tenn. (Nov. 23, 2021) – Aimee Hamilton has been named Chief Risk Officer of FirstBank and its parent company, FB Financial Corporation.

In this role, Hamilton will be responsible for FirstBank’s enterprise risk management activities and will oversee a team responsible for compliance, physical security, information security, credit review and portfolio analysis. She joins FirstBank’s executive leadership team and will bring essential perspective as the company continues to grow.

“Aimee is an accomplished financial professional with extensive experience in risk management and has a proven track record of thoughtful leadership,” said FirstBank President and CEO Chris Holmes. “Our priority in adding to our risk team was ensuring that we found a good fit both culturally and strategically, and our folks involved in the search unanimously agreed that Aimee was the right person.”

Prior to joining FirstBank, Hamilton served as the Chief Risk Officer and Executive Vice President at Cadence Bank in Houston, where she was responsible for guiding the strategy and developing the risk management functions throughout the bank’s growth. She has more than 30 years of experience in financial risk management with organizations ranging in size from $800 million to more than $50 billion in asset size.

“I am honored to join FirstBank and become part of an organization that has built a reputation for excellence in the communities it serves and has a record of success,” Hamilton said. “I’m looking forward to working alongside FirstBank’s exceptionally talented and dedicated team of associates to provide the best possible experience for our customers and continue our growth throughout the Southeast.”

Hamilton received her Bachelor of Science degree in accounting from Louisiana State University. She is a graduate of the American Bankers Association National Graduate Compliance School at the University of Oklahoma, and is a Certified Public Accountant, licensed in Louisiana, Certified Internal Auditor and Certified Regulatory Compliance Manager.

About FirstBank

Nashville-based FirstBank, a wholly owned subsidiary of FB Financial Corporation (NYSE: FBK), is the third largest Tennessee-headquartered bank, with 82 full-service bank branches across Tennessee, South Central Kentucky, Alabama and North Georgia, and a national mortgage business with offices across the Southeast. The bank serves five of the major metropolitan markets in Tennessee and, with approximately $11.9 billion in total assets, has the resources to provide a comprehensive variety of financial services and products.

For More Information:
Jeanie Rittenberry	Madi Lutz
FirstBank	MP&F Strategic Communications
jrittenberry@firstbankonline.com	Mlutz@mpf.com
(615) 313-8328	(615) 259-4000